UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/23/2008

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On December 23, 2008, News Corporation (the "Company") announced that it reached an agreement with Premiere AG ("Premiere"), the leading German pay-television operator, and the bank syndicate of Premiere on a new financing structure, which will replace Premiere's current debt financing and provide additional equity to fund the new strategic plan just announced by Premiere. The Company currently holds a 25.01 percent ownership interest in Premiere.

Under the new financing structure, Premiere's existing debt facilities will be refinanced by 525 million Euro of new long-term bank facilities and the Company will backstop capital increases intended to provide Premiere with gross equity proceeds of 450 million Euro.

The first equity capital increase is intended to satisfy Premiere's short-term funding needs. It involves the issue of up to approximately 10.2 million shares out of Premiere's existing authorized capital via a rights issue and will raise at least 25 million Euro. The Company will purchase a certain number of shares not subscribed for by other shareholders to ensure gross proceeds to Premiere of not less than 25 million Euro, while ensuring that the Company's ownership level in Premiere will not exceed 29.9 percent. The bank syndicate has also agreed to provide up to 25 million Euro short-term financing in January 2009. This interim funding is intended to provide a minimum of 50 million Euro to satisfy Premiere's funding needs through the completion of the second equity capital increase.

A second equity capital increase is intended to raise an additional amount such that Premiere will receive total gross proceeds of 450 million Euro from the two equity capital increases. The second equity capital increase will also be structured as a rights issue and is expected to close in the second quarter of calendar year 2009.

The Company has agreed to backstop the second capital increase, subject to certain conditions, including, among other things, the availability of the new long-term bank facilities to Premiere and an exemption from the German Federal Financial Supervisory Office from the requirement for the Company to make a mandatory public offer for Premiere in the event the Company's equity share in Premiere reaches or exceeds 30 percent. The Company's commitment is also conditioned on approval of the second capital increase by a meeting of Premiere shareholders which is planned for the first quarter of 2009 as well as certain customary closing conditions.

A copy of the Company's press release announcing this arrangement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit
Number       Description

99.1             Press release of News Corporation, dated December 23, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: December 23, 2008	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release of News Corporation, dated December 23, 2008.